Exhibit 23.4

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 August 1, 2024

The Board of Directors

Infinera Corporation

6373 San Ignacio Avenue

San Jose, CA 95119

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 27, 2024, to the Board of Directors of Infinera Corporation (“Infinera”) as Annex E to, and reference to such opinion letter under the headings “Summary – Opinion of Infinera’s Financial Adviser”, “The Merger – Background of the Merger”, “The Merger – Recommendation of Infinera’s Board of Directors; Infinera’s Reasons for the Merger”, and “The Merger – Opinion of Infinera’s Financial Adviser” in, the proxy statement/prospectus relating to the proposed merger transaction involving Infinera, Neptune of America Corporation and Nokia Corporation (“Nokia”), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Nokia (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

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